Exhibit 5
October 31, 2005
Polaris Industries Inc.
2100 Highway 55
Medina, Minnesota 55340
Re:	Polaris Industries Inc. Registration Statement on Form S-8
Ladies and Gentlemen:
     This opinion is furnished in connection with the Registration Statement on Form S-8 (the “Registration Statement”) filed with the Securities and Exchange Commission by Polaris Industries Inc. (the “Company”) to register an additional 2,250,000 shares of common stock, par value $.01 per share, of the Company (the “Common Stock”), of which 2,000,000 shares are reserved for issuance upon the exercise of stock options granted under the Polaris Industries Inc. 1995 Stock Option Plan, as amended and restated (the “1995 Plan”), and 250,000 shares are reserved for issuance of restricted stock awards granted under the Polaris Industries Inc. Restricted Stock Plan, as amended and restated (the “Restricted Stock Plan,” together with the 1995 Plan collectively referred to herein as the “Plans”). These shares are in addition to the:
•	2,700,000 shares of Common Stock reserved for issuance under the 1995 Plan and registered on a currently effective Registration Statement on Form S-8 (File No. 033-60157), consisting of 900,000 shares registered under the original filing, an additional 450,000 shares resulting from a 50% share dividend declared in October 1995 and an additional 1,350,000 shares resulting from a 100% share dividend declared in March 2004;

•	1,000,000 shares of Common Stock reserved for issuance under the Restricted Stock Plan and registered on a currently effective Registration Statement on Form S-8 (File No. 333-05463), consisting of 500,000 shares registered under the original filing and an additional 500,000 shares resulting from a 100% share dividend declared in March 2004; and

•	4,600,000 shares of Common Stock registered on a currently effective Registration Statement on Form S-8 (File No. 333-84478), consisting of (a) 1,750,000 additional shares registered under the 1995 Plan and an additional 1,750,000 shares resulting from a 100% dividend declared in March 2004 and (b) 550,000 additional shares registered under the Restricted Stock Plan and an additional 550,000 shares resulting from a 100% dividend declared in March 2004.
     We have acted as counsel to the Company and, as such, have examined the Company’s Articles of Incorporation, Bylaws and such other corporate records and documents as we have considered relevant and necessary for the purpose of this opinion. We have participated in the preparation and filing of the Registration Statement. We are familiar with the proceedings taken by the Company with respect to the authorization and proposed issuance of shares of Common Stock pursuant to the Plans as contemplated by the Registration Statement.

     Based on the foregoing, we are of the opinion that the 2,250,000 shares of Common Stock that may be issued under the Plans as described in the Registration Statement have been duly authorized and, when issued pursuant to the terms of the Plans, will be validly issued, fully paid and non-assessable.
     We hereby consent to the filing of this opinion as an Exhibit to the Registration Statement.
Sincerely,
KAPLAN, STRANGIS AND KAPLAN, P.A.
/s/Kaplan, Strangis and Kaplan, P.A.

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